Exhibit 99.1

News

For Immediate Release

Memorial Production Partners LP Announces Agreement to

Acquire GP Interest and IDRs from Memorial Resource Development Corp.

HOUSTON, April 28, 2016—Memorial Production Partners LP (NASDAQ: MEMP) (“MEMP”) announced today that it has entered into an agreement to acquire Memorial Production Partners GP LLC (“MEMP GP”) from Memorial Resource Development Corp. (NASDAQ: MRD) (“MRD”) for $0.75 million in cash. MEMP GP is the general partner of MEMP and holds the general partner interest and 50% of the incentive distribution rights (“IDRs”) in MEMP. As part of the transaction, MEMP will also acquire the other 50% of the IDRs held by Natural Gas Partners. MEMP expects to close the transaction by the end of the second quarter 2016, subject to customary closing conditions. Following the completion of the transaction MEMP will be fully separated from MRD and will operate as an independent entity.

MEMP believes this transaction will benefit unitholders for several reasons, including:

•	Simplifies corporate and organizational structure

•	Increases focus of MEMP employee base solely on its portfolio of assets

•	Minimal impact to liquidity, with transaction funded on revolver at closing

•	Allows MEMP to control its own general partner

•	Gives the MEMP unitholder voting rights in electing the MEMP Board beginning at an annual meeting in 2017

“On behalf of the Board and the management team, we are very pleased to announce this transaction, which simplifies our structure and will enhance MEMP’s ability to navigate through this challenging period in the industry,” said John A. Weinzierl, Chairman and Chief Executive Officer of MEMP GP. “We have enjoyed the benefits of the relationship with MRD and Natural Gas Partners since our IPO in 2011. Going forward, we believe a stand-alone entity will best maximize value for all of MEMP’s stakeholders.”

In connection with the closing of the transaction, the omnibus agreement pursuant to which MRD provided administrative, management and operational services to MEMP GP and MEMP will be terminated, subject to certain exceptions. MRD and MEMP will enter into a transition services agreement to manage post-closing separation costs and activities.

The Board of Directors of Memorial Production Partners GP LLC (“MEMP Board”), the Conflicts Committee of the MEMP Board (“MEMP Conflicts Committee”) and the Conflicts Committee of the Board of Directors of MRD have unanimously approved the transaction. Evercore acted as financial advisor to the MEMP Conflicts Committee. Akin Gump Strauss Hauer & Feld LLP acted as legal advisor to MEMP and Richards Layton & Finger LLP acted as legal advisor to the MEMP Conflicts Committee.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about the expected benefits of the transaction, MEMP’s future capital expenditures (including the amount and nature thereof), expectations regarding cash flows, distributions and distribution rates, and expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated financial and operating results of MEMP, including as to production, lease operating expenses, hedging activities, commodity price realizations, capital expenditure levels and other guidance. Terminology such as “will,” “expect,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, the following risks and uncertainties: risks related to acquisitions, including MEMP’s ability to consummate pending acquisitions and to integrate acquired properties; the uncertainty inherent in the development and production of oil and natural gas and in estimating reserves; risks associated with drilling activities; potential difficulties in the marketing of, and volatility in the prices for, oil, natural gas and natural gas liquids; competition in the oil and natural gas industry; potential failure or shortages of, or increased costs for, drilling and production equipment and supply materials for production; risks related to MEMP’s ability to generate sufficient cash flow to pay distributions, to make payments on its notes and to execute its business plan; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of certain risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by these cautionary statements. MEMP has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contacts

Memorial Production Partners LP

Bobby Stillwell – Chief Financial Officer

(713) 588-8347

ir@memorialpp.com

Memorial Production Partners LP

Martyn Willsher – Treasurer

(713) 588-8346

ir@memorialpp.com